Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact:

Anne Bowdidge

Senior Director of Investor Relations

650-808-6551

abowdidge@cotherix.com

CoTherix, Inc. Announces Follow-On Offering of 4,000,000 Shares of Common Stock

South San Francisco, Calif., February 10, 2005. CoTherix, Inc. announced today a follow-on offering of 4,000,000 shares of its common stock at a price to the public of $8.90 per share. In addition, CoTherix has granted to the underwriters a 30-day option to purchase up to 600,000 additional shares to cover over-allotments, if any. All of the shares are being offered by CoTherix.

CIBC World Markets Corp. and Piper Jaffray & Co. are acting as joint book-running managers, and Needham & Company, Inc. and Thomas Weisel Partners LLC are acting as co-managers of the offering.

Copies of the prospectus relating to the offering may be obtained from CIBC World Markets Corp. by email at useprospectus@us.cibc.com or by fax at 212/ 667-6136, and from Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and was declared effective on February 9, 2005. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CoTherix, Inc.

CoTherix, Inc. is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiopulmonary and other chronic diseases. CoTherix's lead product, Ventavis™ (iloprost) Inhalation Solution was approved by the FDA in December 2004 for the treatment of pulmonary arterial hypertension, a highly debilitating and potentially fatal disease characterized by high blood pressure in the pulmonary arteries of the lungs, in patients with NYHA Class III or IV symptoms. Ventavis is an inhaled formulation of iloprost, a synthetic compound that is structurally similar to prostacyclins. CoTherix and the CoTherix logo are trademarks of CoTherix, Inc. Ventavis is a trademark of Schering AG, Germany. More information can be found at www.cotherix.com.

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